Exhibit 14.1

MYERS INDUSTRIES, INC. CODE OF ETHICS AND BUSINESS CONDUCT

Effective as of April 20, 2004; Amended and Restated December 13, 2006 for Certain

Administrative Changes; Further Amended as of October 26, 2012, Amended and Restated

March 7, 2014; Further Amended as of April 22, 2016; Further Amended as of

March 2, 2017

1.    Introduction.

1.1    The Board of Directors of Myers Industries, Inc. (together with its subsidiaries, the “Company”) has adopted this Code of Ethics and Business Conduct (the “Code”) in order to:

(a)    promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b)    promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(c)    promote compliance with applicable governmental laws, rules and regulations;

(d)    promote the protection of Company assets, including corporate opportunities and confidential information;

(e)    promote fair dealing practices;

(f)    deter wrongdoing; and

(g)    ensure accountability for adherence to the Code.

1.2    All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 11, Reporting and Enforcement.

2.    Honest and Ethical Conduct.

2.1    The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2    Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

2.3    Because of their role in the Company, Finance Officers and Finance Department Personnel are also subject to the Code of Ethical Conduct for the Finance Officers and Finance Department Personnel attached hereto as Exhibit A.

3.    Conflicts of Interest.

3.1    A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

3.2    (a) Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances.

(b) Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer, or their family members, are expressly prohibited.

3.3    Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.4.

3.4    Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the Chief Financial Officer. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Financial Officer with a written description of the activity and seeking the Chief Financial Officer’s written approval. If the supervisor is himself involved in the potential or actual conflict, the matter should instead be discussed directly with the Chief Financial Officer.

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.

4.    Compliance.

4.1    Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

4.2    Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Company’s Chief Financial Officer or the Company’s legal counsel.

4.3    No director, officer or employee may purchase or sell any Company securities while in possession of material non-public information regarding the Company, nor may any director, officer or employee purchase or sell another company’s securities while in possession of material non-public information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material non-public information regarding the Company or any other company to:

(a)    obtain profit for himself or herself; or

(b)    directly or indirectly “tip” others who might make an investment decision on the basis of that information.

4.4    As an American corporation doing business globally, the Company and its directors, officers, employees and agents are required to abide by the terms and provisions of the U.S. Foreign Corrupt Practices Act (the “FCPA”), which makes it a crime for companies as well as their directors, officers, employees, and agents, to pay, promise, offer or authorize the payment of anything of value to a foreign official, foreign political party, officials of foreign political parties, candidates for foreign political office or officials of public international organizations for the purpose of obtaining or retaining business.

Similar legislation is in force in most countries outside the U.S. through the OECD Anti-Bribery Convention or national laws. This policy also applies to the Company and its subsidiaries and affiliates outside the United States. The Company’s policy is very restrictive and it is important to note that violation exposes the Company to considerable fines, civil claims, reputational damage and individuals involved to prison sentences. No violation of the FCPA will be tolerated, even if no crime under the FCPA is charged or proved. Even if payments are legal or customary in the foreign country, they may well violate the FCPA or similar laws. Thus, they will be considered violations of Company policy.

It is the Company’s policy to comply fully with the FCPA. The prohibition extends to payments to any public official, regardless of rank or position; any employees of state-owned commercial enterprises; any members of the armed forces; any officer, employee or person acting in an official capacity of a foreign government organization, department or agency; a foreign political party or party official; or any other candidate for foreign political office. All are referred to as a “government official.”

The Company will give up any business opportunity which can be won only by giving improper or illegal payments, bribes, gifts, rebates, kickbacks, commissions, consulting or other service fees, special discounts, certain entertainment, other transfers of money or any other form of value or similar inducements and where it is known, or reasonably suspected, that any part of the payment or transfer will go to reward a government official to obtain or retain business, to make a favorable decision, or to secure an improper advantage.

Such payments are equally illegal when made through any intermediary or consultant, rather than directly by the Company. Any independent agent, commission agent, sales consultant or a similar representative (including a consultant to whom the Company will pay a success fee, when that consultant must deal with third parties) that is retained with respect to any business outside the U.S., including U.S. exports must comply with this policy.

5.    Disclosure.

5.1    The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

5.2    Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.

5.3    Each director, officer and employee who is involved in the Company’s disclosure process must:

(a)    be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and

(b)    take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

6.    Protection and Proper Use of Company Assets.

6.1    All directors, officers and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited.

6.2    All Company assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately.

6.3    The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

7.    Corporate Opportunities. All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer or employee may compete with the Company.

8.    Service on Other Boards. All directors shall advise the Chairman of the Board of Directors of the Company prior to accepting an invitation to serve on the board of directors of any other public company. The Chairman will review and determine whether to approve such request considering, among other issues, potential conflicts of interest resulting from such service and whether such additional commitments are likely to interfere with the requesting director’s effectiveness and ability to devote sufficient time and attention to the Company, its Board of Directors and its shareholders. Notwithstanding the foregoing, directors who also serve as chief executive officers of public companies or in equivalent positions should not serve on more than two (2) other public companies in addition to the Company’s Board of Directors, and other directors should not serve on more than four (4) other boards of public companies in addition to the Company’s Board of Directors.

9.    Confidentiality. Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or legally required. Confidential information includes all non-public information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

10.    Fair Dealing. Each director, officer and employee must deal fairly with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

11.    Reporting and Enforcement.

11.1    Reporting and Investigation of Violations.

(a)    Actions prohibited by this code involving directors or executive officers must be reported to the Audit Committee.

(b)    Actions prohibited by this code involving any other person must be reported to the reporting person’s supervisor or the Chief Financial Officer.

(c)    After receiving a report of an alleged prohibited action, the Audit Committee, the relevant supervisor or the Chief Financial Officer must promptly take all appropriate actions necessary to investigate.

(d)    All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

11.2    Enforcement.

(a)    The Company must ensure prompt and consistent action against violations of this Code.

(b)    If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board of Directors.

(c)    If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor or the Chief Financial Officer determines that a violation of this Code has occurred, the supervisor or the Chief Financial Officer will report such determination to the Company’s legal counsel.

(d)    Upon receipt of a determination that there has been a violation of this Code, the Board of Directors will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

11.3    Waivers.

(a)    Only the Board of Directors may, in its discretion, waive any violation of this Code.

(b)    Any waiver for a director or an executive officer shall be disclosed as required by SEC and NYSE rules.

11.4    Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

ACKNOWLEDGMENT OF RECEIPT AND REVIEW

To be signed and returned to your Human Resources Representative.

I,                                              , acknowledge that I have received and read a copy of the Myers Industries, Inc. Code of Ethics and Business Conduct. I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the Company’s Chief Financial Officer or the Company’s legal counsel if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

NAME

PRINTED NAME

DATE

EXHIBIT A

CODE OF ETHICAL CONDUCT FOR THE

FINANCE OFFICERS AND FINANCE DEPARTMENT PERSONNEL

Adopted December 19, 2002; Amended and Restated as of December 13, 2006;

Further Amended as of October 26, 2012; Revised April 22, 2016

The financial officers of Myers Industries, Inc. (“Myers”), being the Chief Financial Officer, Chief Executive Officer, President, Chief Operating Officer and persons in like positions (collectively, “Finance Officers”), as well as “Finance Department personnel” (as defined herein) for Myers, its divisions and subsidiaries (collectively, the “Company”), bear a special responsibility both inside and outside of the Company for promoting integrity throughout the Company. They have a special role both to elaborate these principles and to ensure that a culture exists throughout the Company that ensures fair and timely reporting of the Company’s financial results and condition.

For purposes of this Code, “Finance Department personnel” include all, but not limited to, of the following persons at the Company: (1) Controller, (2) Assistant Controller(s), (3) Treasurer, (4) Assistant Treasurer(s), (5) Risk Manager, (6) Director of Taxation, and (7) the principal accounting personnel at each subsidiary company and for each division.

Because of their special role, the Finance Officers and the Finance Department personnel are bound by this Code of Ethical Conduct for the Finance Officers and Finance Department Personnel (“Financial Code of Ethics”) and each must:

•	Act honestly and ethically to conduct themselves in an honest and ethical manner in their professional duties, including their handling of actual or apparent conflicts of interest between personal and professional relationships.

•	Provide information that is accurate, complete, objective, relevant, and timely to ensure full, fair, accurate, and timely, disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications.

•	Comply with applicable rules and regulations.

•	Promptly report in writing, by e-mail or telecopy, to the Chair of the Myers Disclosure Committee, Chair of the Myers Audit Committee, and/or the Myers Chief Financial Officer, any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Financial Code of Ethics, including any transaction or relationship that reasonably could be expected to give rise to such a conflict.

If you are concerned about maintaining anonymity, you may contact the AlertLine® Ethics and Compliance toll free hotline established by the Company’s Audit Committee at 877-285-4145, which is available worldwide, 24 hours a day, 7 days a week for reporting concerns on ethics, compliance, or fraud.

Violations of the Financial Code of Ethics, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment.

It is against Company policy to retaliate against any employee for good faith reporting of violations of this Financial Code of Ethics.

SPEAK UP

WHAT IS FRAUD?

Examples of fraud include, but are not limited to:

•    Failure to comply with applicable law

•    Misappropriation of Company assets

•    Theft of cash, physical assets or confidential information

•    Bribery

•    Embezzlement

•    Extortion

•    Fraudulent financial reporting

•    Violation of ethics, including any transaction or relationship that reasonably could be expected to give rise to such violation or conflict

If you have a question about fraud, you can always contact your manager, or human resources

HOW TO REPORT FRAUD, LEGAL AND ETHICAL VIOLATIONS

Employees may report any conduct that is believed to fraudulent by calling the following:

AlertLine© Ethics and Compliance Toll Free Hotline

877-285-4145

This service is available 24 hours a day, 7 days a week, worldwide

RETALIATION

Myers strictly prohibits retaliation against individuals for making a report in good faith. By calling the AlertLine©, you can maintain complete anonymity.

Reporting Fraud, Legal & Ethical Violations